UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ELIEM THERAPEUTICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELIEM THERAPEUTICS, INC.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT FOR THE 2024 ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON JUNE 26, 2024

June 12, 2024

As previously disclosed, on April 10, 2024, Eliem Therapeutics, Inc. (“Eliem”) entered into an Agreement and Plan of Merger and Reorganization (the “Acquisition Agreement”), by and among Eliem, Tango Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Eliem (“Transitory Subsidiary”), Tenet Medicines, Inc., a Delaware corporation (“Tenet”), and, solely in his capacity as company equityholder representative, Stephen Thomas, providing for the acquisition of Tenet by Eliem through the merger of Transitory Subsidiary into Tenet, with Tenet surviving as a wholly owned subsidiary of Eliem (the “Acquisition”).

On June 4, 2024, Eliem filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the annual meeting of Eliem stockholders scheduled to be held on June 26, 2024 (the “Meeting”) in order to, among other things, obtain the stockholder approvals necessary to approve, for purposes of Nasdaq Listing Rule 5635 and the satisfaction of the related condition contained in the Acquisition Agreement, the issuance of shares of Eliem common stock pursuant to the terms of the Acquisition Agreement and a securities purchase agreement. Terms used in this supplement relating to the Definitive Proxy Statement (this “Supplement”) but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement.

With this filing, Eliem is, among other things, supplementing its disclosure in the Definitive Proxy Statement. The supplemental disclosures contained herein should be read in conjunction with the Definitive Proxy Statement, which we urge you to read in its entirety. None of the supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the extent that the supplemental disclosures differ from, or update information contained in, the Definitive Proxy Statement, the supplemental disclosures shall supersede or supplement the information in the Definitive Proxy Statement. The supplemental disclosures are made only as of June 12, 2024, unless the information specifically indicates that another date applies. Except as otherwise described herein, the documents referred to, contained in or incorporated by reference herein, the Definitive Proxy Statement, the annexes to the Definitive Proxy Statement and the documents referred to, contained in or incorporated by reference in the Definitive Proxy Statement are not otherwise modified, supplemented or amended.

Appointment of President, Chief Executive Officer and Director

On June 12, 2024, the Eliem board of directors (the “Eliem Board”) appointed Aoife Brennan as President and Chief Executive Officer of Eliem, subject to and contingent and effective upon the closing of the Acquisition (the “Effective Date”). In addition, subject to and contingent and effective upon the closing of the Acquisition, Dr. Brennan was elected as a director to serve on the Eliem Board from the Effective Date until Eliem’s 2027 annual meeting of stockholders and thereafter until her successor has been duly elected and qualified or until her earlier death, resignation or removal. Dr. Brennan was not appointed to serve on any committees of the Eliem Board.

Dr. Brennan, age 48, was most recently President and Chief Executive Officer of Synlogic, Inc. (“Synlogic”) from October 2018 to March 2024. Prior to joining Synlogic, Dr. Brennan served as Vice President and Head of the Rare Disease Innovation Unit at Biogen Inc. where her responsibilities included the global marketing approvals of ALPROLIX®, ELOCTATE® and SPINRAZA® as well as the advancement of several early-phase programs and external collaborations. She has served as a director of Cerevance, LLC since January 2020 and as a director of Fibrogen Inc. since August 2020. Dr. Brennan also served as a director of Synlogic from October 2018 to March 2024, and as a director of Ra Pharmaceuticals, Inc. from September 2018 through its acquisition in April 2020. Dr. Brennan holds a medical degree from Trinity College, Dublin, Ireland and completed residency and fellowship training in general internal medicine and endocrinology. She has completed post-doctoral training in clinical research and metabolism at the Beth Israel Deaconess Medical Center in Boston and is a graduate of the Harvard Medical School Scholars in Clinical Science Program. The Eliem Board believes Dr. Brennan is qualified to serve on the Eliem Board due to her broad clinical development background and management experience in biotechnology.

Pursuant to an offer letter (the “Offer Letter”), dated June 12, 2024, between Eliem and Dr. Brennan governing the terms of her employment, Dr. Brennan will be paid a base salary of $650,000 per year. Dr. Brennan will also be eligible to receive an annual discretionary bonus of up to 55.0% of her annualized base salary each year, as determined by the Eliem Board in its sole discretion. Also, as a condition to her employment and pursuant to the Offer Letter, Dr. Brennan will enter into a confidential information and invention assignment agreement with Eliem.

Effective as of the Effective Date, the Eliem Board approved the grant to Dr. Brennan of (i) an incentive stock option to purchase 550,000 shares of Eliem common stock (the “Common Stock”) at an exercise price per share equal to the closing price of the Common Stock on The Nasdaq Global Market on the Effective Date (the “Option”) and (ii) 275,000 restricted stock units (“RSUs”). The Option and the RSUs will be granted pursuant to Eliem’s 2021 Equity Incentive Plan. The Option will vest as to 25% of the shares underlying the option on the first anniversary of the Effective Date and in 36 equal monthly installments thereafter, and the RSUs will vest as to 25% of the RSUs on each of the first four anniversaries of the Effective Date, in each case, subject to Dr. Brennan’s continued service.

In addition, the Offer Letter provides that Dr. Brennan will be eligible to participate in benefits plans offered to similarly-situated employees by Eliem, subject to plan terms and generally applicable Eliem policies. In the event that Eliem terminates Dr. Brennan’s employment without cause (as defined in the Offer Letter) or Dr. Brennan resigns for good reason (as defined in the Offer Letter) at any time that is not during the three months prior to, as of, or within twelve months following the effective date of a change in control (as defined in the Offer Letter) and subject to the satisfaction of certain conditions, including Dr. Brennan’s execution of a separation agreement containing an effective release of claims in favor of Eliem, Eliem will be obligated to (1) pay to Dr. Brennan in a single lump sum an amount equal to 18 months of her then current base salary and a prorated amount of her target annual discretionary bonus opportunity for the year in which the termination of her employment occurs, (2) make payments for the continuation of Dr. Brennan’s health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of up to 18 months and (3) accelerate the vesting and exercisability of any outstanding and unvested equity awards subject to time-based vesting that are held by Dr. Brennan as of immediately prior to her termination of employment and that are scheduled to vest and become exercisable in the 18 month period immediately following Dr. Brennan’s termination of employment. Alternatively, if Eliem terminates Dr. Brennan’s employment without cause or Dr. Brennan resigns for good reason during the three months prior to, as of, or within 12 months follow the effective date of a change in control, and subject to the satisfaction of certain conditions, including Dr. Brennan’s execution of a separation agreement containing an effective release of claims in favor of Eliem, Eliem will be obligated to (1) pay to Dr. Brennan in a single lump sum an amount equal to 24 months of her then current base salary and two times the amount of her target annual discretionary bonus opportunity for the year in which the termination of her employment occurs, (2) make payments for the continuation of Dr. Brennan’s health coverage under COBRA for a period of up to 18 months and (3) accelerate the vesting and exercisability of all outstanding and unvested equity awards subject to time-based vesting that are held by Dr. Brennan as of immediately prior to her termination of employment.

In addition, Dr. Brennan will enter into an indemnification agreement with Eliem, the form of which was filed as Exhibit 10.8 to Eliem’s Registration Statement on Form S-1 (File No. 333-257980) filed with the SEC on August 2, 2021 (an “Indemnification Agreement”), pursuant to which Eliem may be required, among other things, to indemnify Dr. Brennan for certain expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Dr. Brennan in any action or proceeding arising out of her service to and activities on behalf of Eliem.

There is no arrangement or understanding between Dr. Brennan and any other person pursuant to which Dr. Brennan was appointed as the President, Chief Executive Officer and Director of Eliem. There are no related party transactions between Eliem and Dr. Brennan reportable under Item 404(a) of Regulation S-K and no family relationships between Dr. Brennan and any of Eliem’s directors or officers.

A copy of the Offer Letter has been filed as Exhibit 10.1 to a Current Report on Form 8-K filed by the Company with the SEC on June 12, 2024.

As a result of Dr. Brennan’s appointment as President and Chief Executive Officer, Andrew Levin, Eliem’s Executive Chairman, will cease to serve as Eliem’s principal executive officer, effective as of the Effective Date. Dr. Levin will continue to serve as Eliem’s principal financial officer.

Appointment of Director

On June 12, 2024, the Eliem Board elected Stephen Thomas, Ph.D., the Chief Executive Officer of Tenet, to serve as a director on the Eliem Board, subject to and contingent and effective upon the closing of the Acquisition, from the Effective Date until Eliem’s 2025 annual meeting of stockholders and thereafter until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Dr. Thomas was not appointed to serve on any committees of the Eliem Board.

In addition, subject to and contingent and effective upon the closing of the Acquisition, it is expected that Dr. Thomas will serve as a consultant to Eliem. Dr. Thomas will receive compensation for his services as a consultant pursuant to a consulting agreement to be entered into between Eliem and Dr. Thomas in connection with the closing of the Acquisition, which is expected to include a transaction bonus and certain equity awards, as described under the section titled “Interests of Tenet’s Directors, Executive Officers and Certain Other Persons in the Acquisition —Positions with Post-Closing Eliem and New Employment Agreements” beginning on page 70 of the Definitive Proxy Statement.

In connection with his appointment and election as a director, Dr. Thomas will enter into an Indemnification Agreement with Eliem, pursuant to which Eliem may be required, among other things, to indemnify Dr. Thomas for certain expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Dr. Thomas in any action or proceeding arising out of his service to and activities on behalf of Eliem.

Other than as contemplated by the Acquisition Agreement and described in the Definitive Proxy Statement and this Supplement, there is no arrangement or understanding between Dr. Thomas and any other person pursuant to which Dr. Thomas was appointed as a director of Eliem. Other than as described in this Supplement and the Definitive Proxy Statement, there are no related party transactions between Eliem and Dr. Thomas reportable under Item 404(a) of Regulation S-K and no family relationships between Dr. Thomas and any of Eliem’s directors or officers.

Supplemental Disclosures

Following the filing of the Definitive Proxy Statement, Eliem appointed Dr. Brennan as President, Chief Executive Officer and Director of Eliem, in each case subject to and contingent and effective upon the closing of the Acquisition, as disclosed above, and, as a result, the expected post-closing management team of Eliem to be effective on or after the Effective Date is as reflected in this Supplement.

Interests of Tenet’s Directors, Executive Officers and Certain Other Persons in the Acquisition – Positions with Post-Closing Eliem and Consulting Agreements

Following the closing of the Acquisition, and subject to their continued provision of services to Tenet through the closing date of the Acquisition, it is anticipated that each of Dr. Thomas, Tenet’s current Chief Executive Officer, William Bonificio, Tenet’s current Chief Business Officer and Treasurer, Naveen Daryani, Tenet’s current Vice President of Business Development, and Tatyana Touzova (collectively, the “Key Service Providers”) will serve as consultants to Post-Closing Eliem.

Pursuant to consulting agreements to be entered into between each of the Key Service Providers and Eliem, each of the Key Service Providers will receive a transaction bonus, as described under the section titled “Interests of Tenet’s Directors, Executive Officers and Certain Other Persons in the Acquisition—Positions with Post-Closing Eliem and New Employment Agreements” beginning on page 70 of the Definitive Proxy Statement.

In addition, subject to the closing of the Acquisition occurring and the Key Service Providers each remaining in service to Tenet through the closing date of the Acquisition, and subject to approval of the Eliem Board or a committee thereof, Eliem will grant certain equity awards to the Key Service Providers, as described under the section titled “Interests of Tenet’s Directors, Executive Officers and Certain Other Persons in the Acquisition—Positions with Post-Closing Eliem and New Employment Agreements” beginning on page 70 of the Definitive Proxy Statement.

Management following the Acquisition

Directors

Assuming that both of the director nominees are approved by Eliem stockholders at the Meeting, the Eliem Board will be composed, as of immediately prior to the closing of the Acquisition, of the following directors: Andrew Levin, M.D., Ph.D., Judith Dunn, Ph.D., Liam Ratcliffe, M.D., Ph.D., Adam Rosenberg and Simon Tate. In the event that the two director nominees are elected at the Meeting but the Acquisition is not completed, both directors will continue in office until the Eliem 2027 annual meeting of stockholders.

In the event the Acquisition is completed and the two director nominees are elected at the Meeting, the Post-Closing Eliem Board will be composed of seven board members consisting of the following:

•	the five existing members of the Eliem Board;

•	Aoife Brennan, the expected President and Chief Executive Officer of Post-Closing Eliem; and

•	Stephen Thomas, Ph.D., the current Chief Executive Officer of Tenet.

The staggered structure of the Eliem Board will remain in place for the Post-Closing Eliem Board following closing of the Acquisition. There are no family relationships among any of the proposed Post-Closing Eliem directors.

Executive Officers

In the event the Acquisition is completed, in addition to Eliem’s current executive officers, Dr. Brennan will serve as the President and Chief Executive Officer of Post-Closing Eliem. As described above, Dr. Thomas is anticipated to serve as a consultant to Post-Closing Eliem, as well as a director.

Each of Post-Closing Eliem’s executive officers will serve at the discretion of the Post-Closing Eliem Board and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the proposed Post-Closing Eliem executive officers.

Principal Stockholders of Post-Closing Eliem

As of May 10, 2024, and as of the date of this Supplement, Dr. Brennan did not beneficially own any shares of Eliem Common Stock.

Forward-Looking Statements

This Supplement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding: completion of the proposed Acquisition, the transactions contemplated by the Acquisition and the expected management team and board of directors of Post-Closing Eliem. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, important risks and uncertainties associated with completion of the proposed Acquisition in a timely manner or on the anticipated terms or at all; the satisfaction (or waiver) of closing conditions to the consummation of the Acquisition, including with respect to the approval of Eliem’s and Tenet’s stockholders; risks related to Eliem’s and Tenet’s ability to estimate their respective operating expenses and expenses associated with the transaction; uncertainties regarding the impact any delay in the closing would have on the anticipated cash and cash equivalents of the combined company upon closing and other events and unanticipated spending and costs that could reduce the combined company’s cash and cash equivalents; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Acquisition Agreement; the effect of the announcement or pendency of the Acquisition on Eliem’s or Tenet’s business relationships, operating results and business generally; the ability of the combined company to timely and successfully achieve or recognize the anticipated benefits of the Acquisition; the outcome of any legal proceedings that may be instituted against Eliem or Tenet following the announcement of the proposed Acquisition and related transactions; costs related to the proposed Acquisition, including unexpected costs, charges or expenses resulting from the Acquisition; changes in applicable laws or regulation; the possibility that Eliem or Tenet may be adversely affected by other economic, business and/or competitive factors; and competitive responses to the transactions. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Eliem’s actual results to differ materially from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in Eliem’s most recent filings with the SEC, including the Definitive Proxy Statement. In addition, the forward-looking statements included in this Supplement represent Eliem’s views as of the date hereof and should not be relied upon as representing Eliem’s views as of any date subsequent to the date hereof. Eliem anticipates that subsequent events and developments will cause Eliem’s views to change. However, while Eliem may elect to update these forward-looking statements at some point in the future, Eliem specifically disclaims any obligation to do so.

Additional Information and Where to Find It

In connection with the Acquisition, Eliem filed with the SEC a preliminary proxy statement and the Definitive Proxy Statement, and Eliem commenced mailing the Definitive Proxy Statement to stockholders of Eliem on June 4, 2024. BEFORE MAKING ANY VOTING DECISION, ELIEM STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE ACQUISITION OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ELIEM, TENET AND THE ACQUISITION.

Eliem stockholders can obtain free copies of the Definitive Proxy Statement and other documents filed with the SEC by Eliem on the SEC’s website at www.sec.gov, on Eliem’s website at www.eliemtx.com or by contacting Eliem’s Investor Relations via email at investorrelations@eliemtx.com or by telephone at (339) 970-2843.

Participants in the Solicitation

Eliem, Tenet and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Eliem in connection in connection with the issuance of the Aggregate Consideration in the Acquisition and any other matters to be voted on at the Meeting. Information about Eliem’s directors and executive officers is included in the Definitive Proxy Statement and in Eliem’s other filings with the SEC. Additional information regarding the names, affiliations and interests of Eliem’s and Tenet’s directors and executive officers was contained in the Definitive Proxy Statement. Eliem Stockholders may obtain free copies of these documents from Eliem as indicated above.